Exhibit 99.1

Neal Goldner
Investor Relations
Marriott Vacations Worldwide Corporation
407.206.6149
Neal.Goldner@mvwc.com
Ed Kinney
Corporate Communications
Marriott Vacations Worldwide Corporation
407.206.6278
Ed.Kinney@mvwc.com
Marriott Vacations Worldwide Increases the Borrowing Capacity of its Warehouse Credit Facility
ORLANDO, Fla. - April 2, 2020 - Marriott Vacations Worldwide (NYSE: VAC) announced today that it has amended its non-recourse warehouse credit facility (the “Warehouse Facility”), expanding its borrowing capacity to $531 million, an increase of $181 million.
"Our ability to amend our warehouse credit facility at attractive terms at this time reflects the strength of our business model and the resiliency of our cash flow," said John E. Geller, Jr., executive vice president and chief financial and administrative officer.
Under the agreement, the termination date for our existing $350 million warehouse facility remains December 2021, if not renewed, with the additional $181 million borrowing capacity terminating on March 31, 2021. The warehouse facility primarily bears interest at LIBOR plus 1.4%. After giving effect to the amendment to the Warehouse Facility, the Company has more than $310 million of capacity.
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About Marriott Vacations Worldwide Corporation
Marriott Vacations Worldwide Corporation is a leading global vacation company that offers vacation ownership, exchange, rental and resort and property management, along with related businesses, products and services. The company has a diverse portfolio that includes seven vacation ownership brands. It also includes exchange networks and membership programs, as well as management of other resorts and lodging properties. As a leader and innovator in the vacation industry, the company upholds the highest standards of excellence in serving its customers, investors and associates while maintaining exclusive, long-term relationships with Marriott International, Inc. and Hyatt Hotels Corporation for the development, sales and marketing of vacation ownership products and services. For more information, please visit www.marriottvacationsworldwide.com.
Note on forward-looking statements
This press release contains “forward-looking statements” within the meaning of federal securities laws, including statements about expected cash savings, future liquidity, preservation of financial flexibility and other statements concerning anticipated future events and expectations that are not historical facts. The company cautions you that these statements are not guarantees and are subject to numerous risks and uncertainties, such as: the effects of the COVID-19 outbreak, including reduced demand for vacation ownership and exchange products and services, volatility in the international and national economy and credit markets, worker absenteeism, quarantines or other travel or health-related restrictions; the length and severity of the COVID-19 outbreak; the pace of recovery following the COVID-19 outbreak; competitive conditions; the availability of capital to finance growth, and other matters referred to under the heading “Risk Factors” contained in the company’s most recent Annual Report on

Marriott Vacations Worldwide Increases the Borrowing Capacity of its Warehouse Credit Facility / 2

Form 10-K filed with the U.S. Securities and Exchange Commission (the “SEC”) and in subsequent SEC filings, any of which could cause actual results to differ materially from those expressed in or implied in this press release. These statements are made as April 2, 2020 and the company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.